Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement 333-166291 on Form S-3 of our reports dated March 1, 2011, relating to the financial statements and financial statement schedules of Advance Auto Parts, Inc. (the Company), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Advance Auto Parts, Inc. for the year ended January 1, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, VA

November 30, 2011